Exhibit 8.1

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street • New York, NY 10022
telephone 212 318 6000 • facsimile 212 319 4090 • www.paulhastings.com

Atlanta Beijing Brussels Hong Kong London Los Angeles Milan New York Orange County Palo Alto Paris San Diego San Francisco Shanghai Stamford Tokyo Washington, DC	April 18, 2006

Strategic Hotels & Resorts, Inc. 77 West Wacker Drive, Suite 4600 Chicago, Illinois 60601

Re: Status as a Real Estate Investment Trust (“REIT”); Information in the Registration Statement under “Material United States Federal Income Tax Considerations”

Dear Ladies and Gentlemen:

In connection with the filing of a Registration Statement on Form S-3ASR with the Securities and Exchange Commission on the date hereof (the “Registration Statement”) by Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), you have requested our opinions concerning (i) the qualification and taxation of the Company as a REIT; and (ii) the information in the Registration Statement under the heading “Material United States Federal Income Tax Considerations.”

In formulating our opinions, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.

In addition, we have relied upon certain factual representations made by the Company relating to the organization and actual and proposed operation of the Company. For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, representations from the Company or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts.

In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions: the Company has operated and will continue to be operated in the manner described in its organizational documents and in the Registration Statement, and all terms and provisions of such agreements and documents have been and will continue to be complied with by all parties thereto.

Our opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that

Strategic Hotels & Resorts, Inc.
April 18, 2006

statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

Based upon and subject to the foregoing, it is our opinion that:

1. Commencing with the Company’s taxable year ending December 31, 2005, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s actual and proposed method of operation, as described in the Registration Statement and as represented by the Company, has enabled it and will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code.

2. The information in the Registration Statement under the heading “Material United States Federal Income Tax Considerations,” to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is a fair and accurate summary of the material U.S. Federal income tax considerations relevant to potential investors.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption “Material United States Federal Income Tax Considerations” in the Registration Statement.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP